CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of CraftClick.com, Inc., a Utah corporation (the "Registrant"), SEC File No. 2-97869-D, to be filed on or about August 8, 2000, covering the registration and issuance of common stock pursuant to a stock option plan

Ladies and Gentlemen:

          We hereby consent to the use of our report prepared for CraftClick.com, Inc., for the years ended March 31, 2000 and 1999, dated April 14, 2000, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

Yours very sincerely,

/s/ Mantyla McReynolds

Mantyla McReynolds